Exhibit 10.2

AGREEMENT OF SUBLEASE

IMCLONE SYSTEMS, LLC,

as Sublandlord

and

MEIRAGTX, LLC,

as Subtenant

PREMISES AT

450 East 29th Street

NEW YORK, NEW YORK

Entire 14th Floor

May 31, 2019

EXHIBIT A	Overlease

EXHIBIT B	Floor Plan of Subleased Premises

SCHEDULE 1	Personal Property

AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (this “Sublease”) dated as of the 31st day of May, 2019, between IMCLONE SYSTEMS, LLC, a Delaware limited liability company (“Sublandlord”), and MEIRAGTX, LLC, a Delaware limited liability company (“Subtenant”).

R E C I T A L S:

(a)    By Lease Agreement dated July 20, 2009 (the “Original Overlease”), between ARE-East River Science Park, LLC (“Overlandlord”), as landlord, and Sublandlord, as successor-in-interest to Imclone Systems Corporation, as tenant, Sublandlord leased from Overlandlord approximately 90,884 rentable square feet on floors 10 through 14 (the “Overlease Premises”) in the building located at 450 East 29th Street, New York, New York (the “Building”) (and more fully described in the Original Overlease).

(b)    The Original Overlease was modified by that certain First Amendment to Lease dated as of December 31, 2010 (the “First Amendment”) and that certain Second Amendment to Lease dated November 11, 2015 (the “Second Amendment,” and together with the Original Overlease and the First Amendment, the “Overlease”), a copy of the Overlease (with certain confidential terms omitted) is attached hereto as Exhibit A and made part hereof.

(c)    Subtenant desires to sublet from Sublandlord a portion of the Overlease Premises (the “Sublease Premises”) consisting of the entire 14th floor (22,721 rentable square feet) as designated on Exhibit B attached hereto and made a part hereof.

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants, conditions and agreements hereinafter contained, do hereby agree as follows:

W I T N E S S E T H:

1.    Term and Delivery of Sublease Premises. (a) Sublandlord hereby sublets the Sublease Premises to Subtenant and Subtenant hereby hires the Sublease Premises from Sublandlord, for a term to commence on the first day of the next calendar month following the later to occur of (a) delivery of possession of the Sublease Premises to Subtenant with the interconnecting stair connecting the 12th floor with the 14th floor enclosed, and (b) the date on which Overlandlord’s consent to this Sublease is received pursuant to and subject to Section 16 of this Sublease and the Demising Work (as hereinafter defined) is substantially completed (such date, the “Commencement Date”), which date is anticipated to be [August 1], 2019, and to end on October 31, 2026, or such earlier date on which this Sublease is terminated in accordance with the provisions hereof (such earlier date, the “Expiration Date”).

(b)    Provided no Default exists at the time of the giving of notice by Subtenant (a “Termination Notice”) and on the proposed accelerated Expiration Date set forth in the Termination Notice, Subtenant shall have the right to accelerate the Expiration Date of this Sublease to a date which is the last day of any calendar month occurring after the fifth (5th) anniversary of the Commencement Date by providing to Sublandlord such Termination Notice at least [six (6) months] in advance of such accelerated Expiration Date. If Subtenant provides Sublandlord with a Termination Notice and provided no Default exists as of the proposed accelerated Expiration Date, then the proposed accelerated Expiration Date shall be the Expiration Date for all purposes under this Sublease.

(c)    Sublandlord shall deliver the Sublease Premises to Subtenant on the Commencement Date in the condition required under Section 23 of this Sublease. If Subtenant occupies or otherwise has possession of the Sublease Premises prior to the Commencement Date for the conduct of Subtenant’s business, Subtenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, and provisions of this Sublease, including the covenant to pay Fixed Rent and Additional Rent as such terms are hereinafter defined). On the Commencement Date, Sublandlord shall also deliver to Subtenant the furniture and other property of Sublandlord set forth on Schedule 1 attached hereto (the “Personal Property”) for no additional consideration, which Subtenant shall have the right to use during the term of this Sublease, but which shall remain the property of Sublandlord and shall be returned to Sublandlord in “as is” condition upon the expiration or earlier termination of this Sublease. Subtenant shall reasonably cooperate with Sublandlord in connection with the removal of the Personal Property from the Sublease Premises at the end of the Sublease term.

(d)    Transferable Lab Permits. Promptly following the Commencement Date, Sublandlord shall assign and transfer to Subtenant all transferable laboratory permits applicable to the Sublease Premises.

2.    Fixed Rent.

(a)    Subtenant covenants and agrees to pay to Sublandlord (or as Sublandlord may otherwise designate by written notice to Subtenant), in lawful money of the United States without any prior notice or demand therefor, a fixed annual rental (the “Fixed Rent”) in the following amounts during the following periods:

(i)    From the Commencement Date through March 31, 2020, $1,931,285.00 per annum in monthly installments of $160,940.42;

(ii)    From April 1, 2020 through March 31, 2021, $1,989,223.55 per annum in monthly installments of $165,768.63;

(iii)    From April 1, 2021 through March 31, 2022, $2,048,900.26 per annum in monthly installments of $170,741.69;

(iv)    From April 1, 2022 through March 31, 2023, $2,110,367.27 per annum in monthly installments of $175,863.94;

(v)    From April 1, 2023 through March 31, 2024, $2,173,678.28 per annum in monthly installments of $181,139.86;

(vi)    From April 1, 2024 through March 31, 2025, $2,238,888.63 per annum in monthly installments of $186,574.05;

(vii)    From April 1, 2025 through March 31, 2026, $2,306,055.29 per annum in monthly installments of $192,171.27; and

(viii)    From April 1, 2026 through the Expiration Date, $2,375,236.95 per annum in monthly installments of $197,936.41.

Fixed Rent shall be payable in advance on the first day of each calendar month during the term from the Commencement Date through and including the Expiration Date, together with Additional Rent (hereinafter defined), without any deduction, offset or abatement whatsoever. The first such payment of Fixed Rent shall be deposited with Sublandlord upon execution of this Sublease, to be applied by Sublandlord to the first Fixed Rent payment due hereunder.

(b)    All amounts due from Subtenant to Sublandlord under this Sublease shall be paid by wire transfer of immediately available funds to an account designated in writing by Sublandlord. The monthly Fixed Rent payable on account of any partial calendar month during the term, if any, shall be prorated on a per diem basis.

(c)    As used in this Sublease, the term “Business Day” shall mean any day other than Saturdays, Sundays and public United States holidays.

3.    Use of the Sublease Premises; No Violation of Overlease. Subtenant shall use and occupy the Sublease Premises solely for the permitted purpose use set forth in the Base Lease Provisions and Section 7 of the Overlease. Subtenant shall not use the Sublease Premises for any other purpose, and Subtenant covenants not to do any act which will result in a violation of the Overlease or Overlandlord’s consent to this Sublease.

4.    Incorporation of Overlease Terms. (a) Words or terms that are capitalized but not defined herein shall have the respective meanings ascribed thereto in the Overlease unless the context clearly requires otherwise. Except as herein otherwise expressly provided, all of the terms, provisions, covenants and conditions contained in the Overlease are hereby made a part hereof. Subtenant acknowledges that it has read and examined the Overlease and is fully familiar with the terms, provisions, covenants and conditions contained therein.

(b)    The rights and obligations contained in the Overlease are, during the term of this Sublease, hereby imposed upon the respective parties hereto, Sublandlord being substituted for the landlord under the Overlease and Subtenant being substituted for the tenant under the Overlease; provided, however, that Sublandlord shall not be liable to Subtenant for any failure in performance resulting from the failure in performance by Overlandlord under the Overlease and Sublandlord’s obligations hereunder are accordingly conditional where such obligations require such parallel performance by Overlandlord. Subtenant recognizes that notwithstanding the incorporation of the provisions of the Overlease (other than the Excluded Provisions (as hereinafter defined)) by reference, Sublandlord is not in a position to render any of the services or to perform any of the obligations of Overlandlord as set forth in the Overlease and incorporated by reference herein by the terms of this Sublease; Sublandlord agrees, however, to use reasonable efforts (which reasonable efforts shall not include participation in any legal or administrative proceedings) to enforce its rights pursuant to the Overlease for the benefit of Subtenant upon Subtenant’s written request, and Subtenant agrees to immediately reimburse Sublandlord for any and all reasonable costs incurred with respect to third parties in expending such efforts. In amplification and not in limitation of the foregoing and without any allowance to

Subtenant or other reduction, abatement or adjustment of Fixed Rent or Additional Rent, Sublandlord shall not be responsible for furnishing elevator, electric, HVAC, cleaning, painting, window washing or other services, nor for any maintenance or repairs in or to the Building or the Sublease Premises, but shall use its reasonable efforts in accordance with the terms and conditions of the immediately preceding sentence to enforce its rights pursuant to the Overlease for the benefit of Subtenant upon Subtenant’s written request. In addition to the foregoing, no such failure or default on the part of Overlandlord shall constitute an actual or constructive total or partial eviction of Subtenant or entitle Subtenant to a reduction or abatement of Fixed Rent or Additional Rent hereunder.

(c)    Notwithstanding the generality of clause (a) above, for the purposes of incorporation of the terms, provisions, covenants and conditions contained in the Overlease herein, the term “Tenant” in the Overlease shall mean and refer to Subtenant hereunder; the term “Landlord” in the Overlease shall mean and refer to Sublandlord hereunder; the term “the Premises” in the Overlease shall mean and refer to the Sublease Premises hereunder; the terms “Base Rent” and “Additional Rent” in the Overlease shall mean and refer to the Fixed Rent and Additional Rent respectively, hereunder; the term “this Lease” in the Overlease shall mean and refer to this Sublease; the term “Commencement Date” in the Overlease shall mean and refer to the Commencement Date hereunder.

5.    Sublease Subject to Overlease. (a) This Sublease is expressly made subject to all the terms and conditions of the Overlease, except as specifically provided to the contrary in this Sublease, to the extent applicable to the Sublease Premises. Subtenant hereby assumes, and covenants that it will, throughout the term hereof, observe all of the provisions of the Overlease, on the part of Sublandlord to be performed as the tenant thereunder (except for the Excluded Provisions), and that Subtenant will not do any act, matter or thing which will be, result in, or constitute a violation or breach of or a default under the Overlease; any such violation, breach or default shall constitute the breach by Subtenant of a substantial obligation under this Sublease. Subtenant shall indemnify and hold Sublandlord harmless from and against all claims, penalties and actual out-of-pocket expenses, including reasonable attorneys’ fees and disbursements, based upon any default by Subtenant, during the term hereof, in Subtenant’s performance of those terms, covenants and conditions of the Overlease which are or shall be applicable to Subtenant, as above provided, except to the extent such default results from Sublandlord’s gross negligence or willful misconduct, and Subtenant shall pay to Sublandlord as Additional Rent hereunder any and all sums which Sublandlord is required to pay to Overlandlord, which requirement is caused in whole or in part by Subtenant’s failure to perform or observe any of the terms or conditions of the Overlease pertaining to the Sublease Premises that Subtenant is required to perform or observe or by any act or omission described in the preceding sentence. Sublandlord represents and warrants that as of the date hereof, it is in compliance in all material respects with the terms, covenants and conditions of the Overlease pertaining to the Sublease Premises, specifically including but not limited to Sections 43 and 44 of the Overlease. Sublandlord represents and warrants that as of the date hereof, Sublandlord’s occupancy of the Overlease Premises is in compliance in all material respects with all applicable laws. Notwithstanding (x) anything to the contrary in this Sublease and (y) the incorporation of any terms of the Overlease, in any case where the consent or approval of Overlandlord shall be required pursuant to the Overlease, Overlandlord’s and Sublandlord’s respective consent shall be required hereunder. Any conflicts between the terms, covenants and conditions of this Sublease and the Overlease shall be resolved in favor of this Sublease, provided such terms, covenants or conditions are not prohibited by the terms of the Overlease.

(b)    This Sublease is subject and subordinate to the Overlease and to all matters to which the Overlease is or shall be subordinate, and in the event of termination, re-entry or dispossess by Overlandlord under the Overlease, Subtenant shall, at Overlandlord’s option, attorn to Overlandlord pursuant to the then executory provisions of this Sublease, and so long as Subtenant is not in Default under this Sublease, Overlandlord hereby agrees not to disturb Subtenant’s subtenancy of the Sublease Premises. Notwithstanding the foregoing, Overlandlord shall not (i) be liable for any previous act or omission of Sublandlord under this Sublease, (ii) be subject to any offset not expressly provided in this Sublease which shall have theretofore accrued to Subtenant against Sublandlord, or (iii) be bound by any previous modification of this Sublease or by any previous prepayment of more than one (1) month’s Fixed Rent or Additional Rent. Subtenant covenants and agrees to execute and deliver, at any time and from time to time, upon the request of Sublandlord or Overlandlord, any instrument which may be necessary or appropriate to evidence such attornment.

6.    Inapplicability of Certain Overlease Provisions. The following Articles, Sections, and Exhibits of the Overlease shall not be applicable to this Sublease and shall be excluded from the incorporation by reference into this Sublease (all of such inapplicable provisions, collectively, the “Excluded Provisions’’):

(a)    The Basic Lease Provisions regarding Base Rent, Tenant’s Share of Operating Expenses, Target Commencement Date, Rent Commencement Date, Base Term, and Sections 1(b) [Storage Space], 1(c) [License for Certain Building Amenities], 2, 3(a), 4, 5 [Operating Expense Payments], 6 [Guaranty], 10(a) [Parking], 10(b) [Shuttle], 11(b)(iv) [generator], 12(a) [alterations], 17(f) [financial covenant], 35 [brokers], 38 [signage], 46, 47, 48, 49, 50, and 51, and Exhibits C, E, F, G, I, K, and L; and

(b)    In addition, the following further modifications to certain Overlease provisions shall apply:

(i)    In lieu of the payment Subtenant’s share of Operating Expenses as provided in Section 5 of the Overlease, Sublandlord and Subtenant have agreed that, pursuant to Section 7 of this Sublease, Subtenant shall pay a fixed charge (the “Operating Expense Charge”) initially equal to $34.35 per square foot of the Sublease Premises, or One Hundred Eighty Thousand Four Hundred Sixty-Six and 35/100 Dollars ($180,466.35) per annum ($15,037.20 per month), which fixed charge shall be increased annually from and after each April 1st by three percent (3%) on a cumulative basis (i.e. from and after April 1, 2020 the Operating Expense Charge payable by Subtenant shall be increased to $185,859.74 per annum ($15,488.31 per month) and from and after April 1 2021 the Operating Expense Charge payable by Subtenant shall be increased to $191,435.53 per annum ($15,952.96 per month), etc.).

(ii)    The words “date hereof” in the Overlease shall be deemed to read “date of this Sublease.”

(iii)    Any and all references to the Designated Use Area are deleted.

(iv)    Supplementing Section 11 of the Overlease as incorporated into this Sublease, pursuant to Section 7 of this Sublease, Subtenant shall pay to Sublandlord Subtenant’s pro rata share based on the relative square footage of the Sublease Premises and the Overlease Premises (the “Utility Cost Share”) of the cost to Sublandlord of all Utilities other than electricity provided to the Overlease Premises (including the Sublease Premises) pursuant to Section 11 of the Overlease. Regarding electricity, Subtenant shall pay all charges for electric service to the Sublease Premises as measured by the separate electric meter serving the Sublease Premises (“Electricity Charges”).

If an Excluded Provision contains the definition of a defined term used in an incorporated provision or is specifically referenced in this Sublease, such Excluded Provision shall be deemed incorporated solely for such purpose.

7.    Additional Rent. (a) In addition to the Fixed Rent hereunder, Subtenant covenants to pay as Additional Rent all monetary obligations of any kind Subtenant incurs directly with the Overlandlord under the Overlease, including, but not limited to, overtime charges for heating and air conditioning, window cleaning or other services, any similar or other obligations incurred from time to time by Subtenant, and any charges in connection with the installation and operation of Subtenant’s supplemental HVAC, if any. Subtenant acknowledges and agrees that the Fixed Rent set forth herein does not include Additional Rent, including the Operating Expense Charge, Subtenant’s Utility Cost Share of the cost of Utilities provided to the Sublease Premises, Electricity Charges, overtime charges for heating and air conditioning or for cleaning, janitorial, rubbish removal and other such services. With respect to such overtime or extra services, Sublandlord is not responsible for providing such services, and Subtenant shall be solely responsible for requesting such services directly from Overlandlord and for paying Overlandlord for the same, or for having Overlandlord approve independent contractors for same to be paid directly by Subtenant.

(b)    Additional Rent payable by Subtenant hereunder shall include monthly payments of the Operating Expense Charge and Subtenant’s Utility Cost Share of all Utilities (other than electricity) and Electricity Charges provided to the Overlease Premises by Overlandlord. Each year during the term of this Sublease, Sublandlord shall provide Subtenant with an annual budget setting for the estimated monthly payment for Subtenant’s Utility Cost Share and Subtenant shall make such payment together with the monthly payment of Fixed Rent. If actual Utility costs payable by Sublandlord under the Overlease for any period differ from the amounts set forth in the applicable annual budget and upon which Subtenant’s Utility Cost Share payments have been based, then Sublandlord shall deliver to Subtenant and itemized reconciliation statement of the actual costs and either (i) Sublandlord shall promptly refund to Subtenant any excess amount paid by Subtenant or (ii) Subtenant shall pay to Sublandlord any shortfall as set forth in the reconciliation statement provided by Sublandlord.

(c)    In addition to the Fixed Rent hereunder, Subtenant covenants to pay all charges under the Overlease attributable to the Sublease Premises or Subtenant’s acts.

(d)    For purposes of this Sublease, the term “Additional Rent” shall mean all sums payable by Subtenant under this Sublease other than Fixed Rent. All Additional Rent shall be paid without any abatement, deduction or setoff whatsoever. Subtenant’s obligation to pay all Fixed Rent and Additional Rent set forth herein shall survive the expiration of the term of this Sublease.

8.    Subleases. Assignments, etc. (a) Subtenant shall not, by operation of law or otherwise, assign this Sublease or any interest therein or sublet any portion or all of the Sublease Premises or request any consent from Overlandlord with respect to the same, except in accordance with the provisions of Section 22 of the Overlease, as incorporated herein by reference. Subtenant acknowledges and agrees that any sublease or assignment by Subtenant shall require the consent of Overlandlord.

(b)    Any attempted assignment or subletting made contrary to the provisions of this Section 8 or Article 22 of the Overlease (as incorporated herein) or to Overlandlord’s consent to this Sublease shall be null and void. No consent by Sublandlord or Overlandlord to any assignment or subletting shall in any manner be considered to relieve Subtenant from obtaining Sublandlord’s or Overlandlord’s express written consent to further assignment or subletting.

(c)    If this Sublease is assigned in contravention of this Sublease or the Overlease, or if the Sublease Premises or any part thereof is sublet or occupied by anyone other than Subtenant, Sublandlord may, after default by Subtenant, collect Fixed Rent and Additional Rent from the assignee, subtenant or occupant, and apply the net amount collected to the Fixed Rent and Additional Rent herein reserved, but no such assignment, subletting, occupancy or collection of Fixed Rent and Additional Rent shall be deemed a waiver of the covenants in this Section 8, nor shall it be deemed acceptance of the assignee, subtenant or occupant as a tenant, or a release of Subtenant from the full performance of all the terms, conditions and covenants of this Sublease.

9.    Performance of Overlease. (a) The respective terms, covenants, provisions and conditions of the Overlease on the part of Overlandlord to be performed, which have been incorporated herein by reference or as covenants and obligations of Sublandlord hereunder, are to be performed by Overlandlord or its successors and assigns, Subtenant shall look solely to Overlandlord for such performance. Sublandlord shall not be liable or responsible to Subtenant for any failure or default on the part of Overlandlord, its successors or assigns, with respect to any of the terms, covenants, provisions and conditions of the Overlease.

(b)    If Subtenant shall default in the payment of Fixed Rent or Additional Rent hereunder or in the performance or observance of any of the terms, covenants or conditions of this Sublease or the Overlease on the part of Subtenant to be performed or observed, either directly or as incorporated herein, Sublandlord shall have the right (but not the obligation) to exercise all of the same rights and remedies provided to or reserved by Overlandlord in the Overlease and at law and equity; provided however, the foregoing shall in no way be deemed to limit or impair the rights and privileges of Overlandlord under the Overlease, or to impose any obligations on the part of Sublandlord by reason of the exercise by Overlandlord of any of such rights or privileges with respect to the Sublease Premises or to the use and occupation thereof by Subtenant. Without limiting the foregoing, Sublandlord shall have the same rights and remedies in the event of non-payment by Subtenant of Fixed Rent or Additional Rent under this Sublease as are available to Overlandlord under the Overlease and at law and in equity for the non-payment of Fixed Rent, Additional Rent and/or of any installment thereof.

(c)    Subtenant shall, within three (3) days after receipt thereof, notify Sublandlord of any notice applicable to the Sublease Premises served by Overlandlord upon Subtenant pursuant to the terms, provisions and conditions of the Overlease. Wherever Overlandlord requires Sublandlord, as tenant under the Overlease (except in respect of any Excluded Provision), to take any action or to cure any default applicable to the Sublease Premises within a period of time stated therein or in the Overlease, Subtenant shall complete such action or cure such default not later than five (5) days prior to the expiration of such period and shall immediately furnish notice of such compliance to Sublandlord. Wherever in the Overlease Overlandlord is required to consent to or approve any matter within a set time period, the Overlease as incorporated herein shall be deemed to have five (5) Business Days added to such time period.

10.    Electrical System Maintenance. Subtenant, at its sole cost and expense, shall be responsible for any repair, maintenance and replacement of any electric meter, panel board and all wires, wiring, feeders and risers serving the Sublease Premises, and Subtenant shall pay Sublandlord’s reasonable charges therefor on demand. Subtenant covenants that at no time shall the use of electrical energy in the Sublease Premises exceed the capacity of the existing feeders or wiring installations then serving the Sublease Premises. Subtenant shall not make or perform, or permit the making or performance of, any alterations to wiring installations or other electrical facilities in or serving the Sublease Premises or any additions to the business machines, office equipment or other appliances (other than customary low energy consuming office machines) in the Sublease Premises that utilize electrical energy, without the prior consent of Sublandlord in each instance.

11.    Brokerage. Each of Subtenant and Sublandlord covenants, warrants and represents that it has dealt with no broker or agent and that no other broker, agent, finder or other consultant was instrumental in bringing about or consummating this Sublease, and that it has not had any conversations or negotiations with any broker, agent, finder or other consultant concerning the leasing of the Sublease Premises. Each party agrees to indemnify, pay, defend and hold harmless the other party against any and all claims, actual out-of-pocket costs, expenses or liabilities for any compensation, charges, brokerage commissions or finder’s fees by brokers, agents or persons claiming to have dealt through or with such party in connection with the leasing of the Sublease Premises and all actual out-of-pocket costs, expenses and liabilities, incurred in connection with such claims, including reasonable attorneys’ fees and disbursements.

12.    Assignment of Overlease. The term “Sublandlord” as used in this Sublease means only the tenant under the Overlease at the time in question, so that in the event the Overlease is assigned by tenant thereunder, the assignor shall thereupon be released and discharged from all covenants, conditions and agreements of Sublandlord hereunder accruing from and after the date of such assignment, but such covenants, conditions and agreements shall be binding on the assignee until thereafter assigned.

13.    Damage, Destruction and Other Casualty; Condemnation. If the Sublease Premises or any portion thereof shall be damaged by fire or other casualty or be condemned or taken in any manner for a public or quasi-public use, Subtenant agrees that it shall be the obligation of the Overlandlord, if any, and not of Sublandlord to repair, restore or rebuild the Sublease Premises in accordance with the terms of the Overlease. In the event of such casualty or condemnation, this Sublease shall continue in full force and effect, unless in connection therewith Overlandlord or Sublandlord terminates the Overlease pursuant to the provisions thereof. Pending restoration of any damage caused by such casualty or taking, Fixed Rent and Additional Rent payable hereunder shall not be abated or apportioned in any manner; provided, however, that if the rent payable by the Sublandlord under the Overlease shall be abated pursuant to the terms of the Overlease, Subtenant’s Fixed Rent or Additional Rent, as applicable, shall be abated hereunder if, and only to the extent that, the abatement affects the Sublease Premises. In the event of a condemnation or taking, Subtenant hereby acknowledges that it shall not be entitled to any portion of any award received by Sublandlord with respect to the Overlease, this Sublease or the Sublease Premises. The parties agree that this Section 13 constitutes an express agreement governing any case of damage or destruction of the Sublease Premises or the Building by fire or other casualty and Section 227 of the New York Real Property Law and any other law of like import now or hereafter in force shall have no application.

14.    Payments. (a) Notwithstanding anything contained elsewhere in this Sublease to the contrary, unless directed by Sublandlord to make payments directly to Overlandlord, Subtenant shall make all payments hereunder to Sublandlord at the address set forth on page 1 hereof, and the due date of each such payment shall be deemed to be the earlier to occur of (i) the date provided in this Sublease, and (ii) five (5) Business Days earlier than (x) the date provided in the Overlease and (y) five (5) Business Days after Subtenant has received a statement for such amounts due from Sublandlord; it being understood and agreed, however, that Fixed Rent shall be due and payable on the date provided in Section 2 hereof.

(b)    If any payment hereunder is not received by Sublandlord within three (3) days after such payment is due, then Subtenant shall pay interest on such overdue amount at the prime rate announced by Citibank, N. A., or its successor entity, plus four percent (4%) (the “Overdue Rate”) from the date such payment was due and such interest shall be due and payable on demand. Nothing in this Section or in any other provision of this Sublease shall constitute an extension of the time for payment of any amounts due hereunder.

15.    Notices. (a) All notices hereunder to Sublandlord or Subtenant shall be given in writing and mailed by certified or registered mail, nationally recognized overnight delivery service, or hand delivered to the following addresses:

If to the Sublandlord:

ImClone Systems, LLC

c/o Eli Lilly and Company

Lilly Corporate Center Drop Code 2046

Indianapolis, Indiana 46285

Attn: Strategic Real Estate

If to the Subtenant:

MEIRAGTX, LLC

c/o MeiraGTx - US

430 East 29th Street, 10th Floor

New York, NY 10016

Attn: Richard Giroux

         Chief Operating Office

(b)    Notices shall be deemed received three (3) Business Days after mailing thereof, if mailed by certified registered mail, and on the date delivered, if hand delivered or sent by nationally recognized overnight courier. By notice given in the aforesaid manner, either party hereto may notify the other as to any change as to where and to whom such party’s notices are thereafter to be addressed.

16.    Consent by Overlandlord.

(a)    The effectiveness of this Sublease is conditioned upon the delivery by Sublandlord to Overlandlord of certain documentation and a copy of this Sublease and the receipt of the written consent of Overlandlord to this Sublease, in accordance with the terms of the Overlease. If such consent is not received by the date hereof, the Commencement Date shall be the date on which possession of the Sublease Premises is delivered to Subtenant. Sublandlord shall (i) use commercially reasonable efforts to procure Overlandlord’s consent to this Sublease and (ii) promptly notify Subtenant of the receipt of such consent and to provide Subtenant with a copy of same.

(b)    Subtenant shall provide to Sublandlord such non-confidential documentation as may be requested by Overlandlord pursuant to the Overlease in connection with Overlandlord’s consideration of this Sublease. Each of Sublandlord and Subtenant agrees to execute any customary or otherwise reasonable consent, if the same shall be required by Overlandlord.

17.    Binding Effect. The covenants, conditions and agreements contained in this Sublease shall bind and inure to the benefit of the parties hereto and their respective legal representatives and successors, and assigns (to the extent permitted hereunder).

18.    Modification, Waiver, etc. No modification or waiver of any of the terms hereof shall be valid or binding on either party, unless in writing duly executed by both of the parties hereto. No waiver by either party hereto of any breach or default or delinquency hereunder by the other and no failure by either party hereto to require performance or satisfaction of any provision of this Sublease, shall be deemed a waiver of any subsequent breach, default or delinquency of the same or similar nature by the other, or as a waiver of the provision itself or of the full right of the claiming party to require such performance or satisfaction at any time thereafter. No failure of either party hereto to exercise any right, privilege, discretion or power given it under the Sublease, or to insist upon strict compliance by the other party with any obligation in this Sublease, and no custom or practice of either party hereto (or otherwise) at variance with the terms hereof shall constitute a waiver or modification of its right to demand exact compliance with the terms of this Sublease.

19.    Right of Sublandlord to Perform Subtenant’s Covenants, etc. If Subtenant shall have defaulted in the observance or performance of any term or covenant on Subtenant’s part to be observed or performed under or by virtue of any of the terms or provisions of this Sublease, then, unless otherwise provided elsewhere in this Sublease, Sublandlord may immediately or at any time thereafter and without further notice perform the same for the account of Subtenant, and if Sublandlord makes any expenditures or incurs any obligations for the payment of money in connection therewith, including, but not limited to, attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, such sums paid or obligations incurred with interest at the Overdue Rate and costs shall be deemed to be Additional Rent hereunder and shall be paid by Subtenant to Sublandlord within five (5) days after rendition of any bill or statement to Subtenant therefor.

20.    Acceptance of Rent; Surrender. The receipt by Sublandlord of Fixed Rent and/or Additional Rent with knowledge of the breach of any covenant of this Sublease shall not be deemed a waiver of such breach and no provision of this Sublease shall be deemed to have been waived by Sublandlord unless such waiver is in writing signed by Sublandlord. No payment by Subtenant or receipt by Sublandlord of a lesser amount than the Fixed Rent and/or Additional Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent and/or Additional Rent, as the case may be, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as Fixed Rent and/or Additional Rent be deemed an accord and satisfaction, and Sublandlord may accept such check or payment without prejudice to Sublandlord’s right to recover the balance of such rent or pursue any other remedy provided in this Sublease. No act or thing done by Sublandlord or Sublandlord’s agents during the term hereof shall be deemed an acceptance of a surrender of the Sublease Premises and no agreement to accept such surrender shall be valid unless in writing signed by Sublandlord. No employee of Sublandlord or Sublandlord’s agent shall have any power to accept the keys to the Sublease Premises prior to the termination of this Sublease, and the delivery of keys to any such agent or employee shall not operate as a termination of this Sublease or a surrender of the Sublease Premises.

21.    Waiver of Jury Trial; Counterclaims. Sublandlord and Subtenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other on any matter whatsoever arising out of or in any way connected with this Sublease, the relationship of Sublandlord and Subtenant, Subtenant’s use or occupancy of the Sublease Premises, and any emergency statutory or any other statutory remedy. It is further mutually agreed that in the event Sublandlord commences any summary proceeding, Subtenant will not interpose any counterclaim of whatever nature or description in any such proceeding.

22.    Insurance.

(a)    Subtenant’s Insurance. Subtenant shall maintain and keep in full force and effect during the term of this Sublease, at its own cost and expense, to protect Overlandlord, Sublandlord, any superior mortgagee or superior lessor (so long as Sublandlord provides

Subtenant with the names and addresses of any such superior mortgagees or superior lessor), any other parties set forth in the Overlease, and any other parties whose names shall have been furnished to Subtenant from time to time and Subtenant, as additional insureds, the insurance policies required to be held by “Tenant” under the applicable provisions of Section 17 of the Overlease, regardless of whether such provisions have been incorporated herein, and such policies shall comply with the requirements of Section 17 of the Overlease, provided that Subtenant’s commercial general liability policy shall be required to cover only the Sublease Premises, on the condition that Subtenant hereby covenants and represents that its commercial general liability policy will cover all liabilities of Subtenant and its officers, agents, representatives, and employees regardless of where in the Building such individual’s liability arises or where the event related to such liability occurs. All commercial general liability insurance procured by Subtenant under this Section shall name Overlandlord, Sublandlord, any superior lessor, any superior mortgagee, any other parties set forth in the Overlease, and any other parties whose names shall have been furnished to Subtenant from time to time, as their respective interests may appear as additional insureds (so long as Sublandlord provides Subtenant with the names and addresses of such superior mortgagees or lessors). Subtenant shall be solely responsible for the payment of premiums for all such insurance policies. Duly executed certificates of insurance shall be delivered to Sublandlord prior to the Commencement Date of this Sublease. Evidence of each renewal or replacement of a policy shall be delivered by Subtenant to Sublandlord at least thirty (30) days prior to the expiration of such policy, and Subtenant shall cause the insurance carriers to agree to provide Overlandlord and Sublandlord with written notice thirty (30) days prior to the expiration of such policy if such policy has not been renewed or replaced. Subtenant shall not cause or permit any action or condition that would invalidate or conflict with Overlandlord’s or Sublandlord’s insurance policies.

(b)    Waivers of Subrogation. Subtenant shall include in each of its insurance policies (and, with respect to any equipment in the Sublease Premises by Subtenant, in the insurance policies covering such equipment carried by Subtenant or the lessors of such equipment) against loss, damage or destruction by fire or other insured casualty a waiver of all of the insurer’s rights of subrogation against Sublandlord, Overlandlord and any superior lessor.

23.    “As Is” Condition. Subtenant expressly acknowledges and agrees that Sublandlord has not made and is not making, and Subtenant, in executing and delivering this Sublease, is not relying upon, any warranties, representations, promises or statements, of Sublandlord, Overlandlord, or any other party except as specifically set forth herein. This Sublease and any other written agreement(s) made concurrently herewith are hereinafter referred to as the “Sublease Documents.” It is understood and agreed that all understandings and agreements heretofore had between the parties with respect to the Sublease Premises are merged in the Sublease Documents, which alone fully and completely express their agreements and that the same are entered into after full investigation, neither party relying upon any statement or representation not embodied in the Sublease Documents, made by the other. Except for the enclosure of the interior stairs connecting the 12th and the 14th floors of the Overlease Premises (the “Demising Work”), Sublandlord is not required to perform work of any kind, nature or description to prepare the Sublease Premises or any portion thereof for Subtenant’s occupancy, and Subtenant hereby accepts the Sublease Premises in their “as is” condition as of the Commencement Date. Sublandlord shall commence the Demising Work promptly following receipt of Overlandlord’s consent to this Sublease and shall diligently prosecute such Demising Work to completion.

24.    End of Term. Upon the expiration or sooner termination of the term of this Sublease, Subtenant shall vacate and surrender the Sublease Premises in accordance with Article 28 of the Overlease.

25.    Alterations. (a) All alterations, changes, additions, improvements, repairs or replacements in, to, or about the Sublease Premises (collectively, “Subtenant Changes”) shall be made in accordance with the provisions of the Overlease (as incorporated herein). No Subtenant Changes shall be effected by Subtenant to the Sublease Premises without Sublandlord’s prior written consent. In addition, all Subtenant Changes shall be subject to Overlandlord’s consent, and Sublandlord makes no representations or warranties, and expresses no opinion, with respect to Overlandlord’s consent to any Subtenant Changes. Any request for approval shall be in writing, delivered not less than fifteen (15) Business Days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the Subtenant Changes as may be reasonably requested by Sublandlord and/or Overlandlord, including the identities and mailing addresses of all persons performing work or supplying materials. Sublandlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Sublandlord shall have no duty to ensure that such plans and specifications or construction comply with applicable laws. Subtenant shall cause, at is sole cost and expense, all Subtenant Changes to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Subtenant Changes. Subtenant shall reimburse Overlandlord and Sublandlord for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection with the review of proposed Subtenant Changes, including the plans with respect thereto.

(b)    If Sublandlord and Overlandlord, approve any Subtenant Changes, Sublandlord and/or Overlandlord may impose such conditions on Subtenant in connection with the commencement, performance and completion of such Subtenant Changes as Sublandlord or Overlandlord may reasonably deem appropriate in Sublandlord and/or Overlandlord’s reasonable discretion. Sublandlord and/or Overlandlord shall notify Subtenant at the time of approval of the Subtenant Changes whether such Subtenant Changes shall be required to be removed before the expiration or earlier termination of this Sublease. If such Subtenant Change is required to be removed, it shall be removed by Subtenant at its sole cost and expense prior to the Expiration Date. Before Subtenant begins any Subtenant Changes, Subtenant shall post on and about the Subleased Premises notices of non-responsibility pursuant to applicable law. Subtenant shall reimburse Sublandlord and/or Overlandlord for, and indemnify and hold Sublandlord and Overlandlord harmless from any third party expense (including, without limitation, reasonable legal and consulting costs, and any amounts for which Sublandlord and/or Overlandlord become liable to other tenants or other third parties, including without limitation, Governmental Authorities) incurred by Sublandlord and/or Overlandlord by reason of faulty work done by Tenant or its contractors, delays cause by such work, or inadequate cleanup that impacts the Building or the Project, or Sublandlord or Overlandlord’s interest therein, or any tenant thereof.

(c)    Signage. Subtenant may install, at Subtenant’s sole cost and expense, identifying signage on the 14th floor of the Building, subject to Sublandlord’s and Overlandlord’s prior approval of such signage and the requirements of the Overlease regarding installation of such identifying signage, and provided that all such signage shall be removed by Subtenant at the end of the Sublease term and all damage caused by such removal shall be repaired and all improvements restored to the condition that existed prior to the installation of such signage.

26.    Security Deposit. (a) On the date Subtenant executes this Sublease, Subtenant shall deposit ONE HUNDRED SIXTY THOUSAND NINE HUNDRED FORTY AND 42/100 DOLLARS ($160,940.42) (the “Security Deposit”) as security for the performance and observance by Subtenant of the terms, covenants and conditions of this Sublease. The Security Deposit need not be deposited in a separate account, but instead may be commingled with Sublandlord’s own funds. Sublandlord shall deposit the Security Deposit in an interest-bearing account and interest accrued on the Security Deposit shall be annually paid to Subtenant at the end of the Sublease term if the Security Deposit is returned pursuant to this Sublease. Sublandlord shall have no liability for loss of the Security Deposit or any interest as a result of any failure by the depositary.

(b)    If Subtenant defaults in the performance and observance of any of the terms, covenants and conditions of this Sublease, Sublandlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any installment of Rent or Additional Rent as to which Subtenant is in default or for any sum which Sublandlord may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants and conditions of this Sublease, including, without limitation, any damages or deficiency in the reletting of the Sublease Premises, whether such damages or deficiency accrued before or after summary proceedings or other reentry by Sublandlord. In the case of every such use, application or retention of any such sum, Subtenant on demand, shall pay to Sublandlord as Additional Rent the sum so used, applied or retained which shall be added to the Security Deposit so that the same shall be restored to its original amount.

(c)    If Subtenant shall fully and faithfully comply with all the terms, covenants and conditions of this Sublease, the Security Deposit shall be returned to Subtenant after the expiration date and delivery of exclusive possession of the Sublease Premises to Sublandlord. In the event of an assignment of Sublandiord’s rights under the Overlease, or any part thereof which includes the Sublease Premises, Sublandlord shall transfer the Security Deposit to the assignee and Sublandlord shall be released by Subtenant from all liability for the return of such Security Deposit and Subtenant agrees to look solely to the assignee for the return of the Security Deposit.]

27.    Indemnification.

(a)    Notwithstanding anything to the contrary contained in this Sublease or the Overlease, Sublandlord shall not be required to provide any of the indemnifications that Overlandlord has agreed to provide in the Overlease, whether or not specified in the Overlease or required by law, and “Sublandlord and Overlandlord” shall be substituted for “Landlord” in the Overlease in the case of all of Subtenant’s indemnification obligations incorporated by reference.

(b)    Subtenant shall not do or permit any act or thing to be done upon the Sublease Premises that may subject Sublandlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any requirement of law, and shall exercise such control over the Sublease Premises as to fully protect Sublandlord from and against any such liability. Subtenant shall defend, indemnify and save harmless Sublandlord, any partner, member, officer, trustee, director, shareholder, employee, representative, contractor or agent of Sublandlord, Overlandlord, any mortgagee or superior lessor, and any other party that Sublandlord indemnifies under the Overlease, and their respective direct and indirect partners, members, shareholders, officers, employees, agents and contractors (collectively, the “Indemnitees”) from and against all claims, actions, or proceedings (the “Claims”) of whatever nature, including without limitation (i) any accident, injury or damages whatsoever to any person or to the property of any person and occurring during the term of this Sublease in or about the Sublease Premises, including as a result of any Subtenant Changes, alterations, repairs or maintenance made by or on behalf of Sublandlord, (ii) any accident, injury or damage occurring outside of the Sublease Premises, but anywhere within or about the Building, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Subtenant or Subtenant’s agents, (iii) any breach, violation or nonperformance of any covenant, condition or agreement in this Sublease or the Overlease set forth and contained on the part of Subtenant to be fulfilled, kept, observed and performed pursuant to this Sublease, (iv) any environmental claim relating in any way to Subtenant’s operation or use of the Sublease Premises or the Building, (v) any mechanic’s or other lien or encumbrance or any action or proceeding brought thereon based upon an alteration or other repair, Subtenant Changes or services performed by or for Subtenant, (vi) any holding over by Subtenant beyond the Expiration Date, (vii) the exercise by Subtenant or any party claiming by or through Subtenant of any rights against Overlandlord granted to Subtenant hereunder and (viii) Sublandlord’s failure or refusal to give its approval to any proposed (x) Subtenant Changes or (y) assignment or sublease, including claims that may be made against Sublandlord by the proposed sub-subtenant or assignee or by any broker or other persons claiming a commission or similar compensation in connection with the proposed assignment or subletting. This indemnity and hold harmless agreement shall indemnify the Indemnitees from and against any and all obligations (including without limitation studies, assessments, removal, mitigating and remedial actions), losses, claims, suits, judgments, liabilities, fines, penalties, damages, actual out-of-pocket costs and expenses (including without limitation actual out-of-pocket reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature incurred in or in connection with any such Claim brought thereon and the defense thereof, except to the extent such Claim is a result of the Indemnitees’ own gross negligence or willful misconduct. If any Claim is made or brought against any Indemnitee, which Claim Subtenant shall be obligated to indemnify such Indemnitee against, then, upon demand by such Indemnitee, Subtenant, at its sole expense, shall resist or defend such Claim in the Indemnitee’s name, if necessary, by such attorneys as such Indemnitee shall reasonably approve. The provisions of this Section 27 shall survive the Expiration Date or sooner termination of this Sublease.

28.    Sublandlord’s Liability; Limitations Thereon.

(a)    Notwithstanding anything to the contrary in this Sublease or in any other document or instrument executed in connection with the transactions described herein, Sublandlord is currently constituted as a corporation and Sublandlord shall be liable for the performance of the duties, responsibilities, liabilities and obligations of Sublandlord under, with respect to or arising out of this Sublease to the extent (but only to the extent) of the assets of Sublandlord (which term “assets” as used in this Section 28 shall include, without limitation, fixed assets, furnishings, fixtures, equipment, cash, investments, accounts receivable and accrued charges for work in process), except that Sublandlord’s assets shall specifically exclude the assets of any of the past, present or future partners, members, shareholders and other owners of equity in Sublandlord (as Sublandlord is now, or may hereafter be, constituted) or the individual entities or persons who, directly or indirectly, own an interest in any such entity that is a corporation or legal entity (individually, a “Sublandlord Owner” and collectively, “Sublandlord Owners”): The provisions of this Section 28 shall not however, (a) constitute a waiver, release or impairment of any obligations of Sublandlord under this Sublease; or (b) impair Subtenant’s rights to realize upon the assets of Sublandlord not expressly excluded by the terms of this Section 28 for recovery of any judgment.

(b)    Subtenant further acknowledges and agrees that, in the event of any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, assignment for the benefit of creditors or other proceeding for the liquidation, dissolution or other winding up of Sublandlord or any of its properties, Subtenant shall not receive or be entitled to receive, directly or indirectly, any payments from or any distributions or redistributions of any of the excluded assets described in Section 28(a) or any proceeds thereof (whether in cash or other property), whether payable under the terms of any plan or reorganization, by any receiver, trustee, liquidator, custodian, conservator or any other person having authority to effect any such payment or otherwise.

29.    Anti-Terrorism Representations.

(a)    Sublandlord represents and warrants to Subtenant that (1) neither Sublandlord, its constituents or affiliates nor any of their respective agents (collectively, “Sublandlord Parties”) are in violation of any law relating to terrorism or money laundering, including but not limited to, Executive Order No. 13224 on Terrorist Financing, the U.S. Bank Secrecy Act, as amended by the Patriot Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act and all regulations promulgated thereunder, all as amended from time to time (collectively, “Anti-Terrorism Law”); (2) no action, proceeding, investigation, charge, claim, report, or notice has been filed, commenced, or threatened against any of the Sublandlord Parties alleging any violation of any Anti-Terrorism Law; (3) none of the Sublandlord Parties has, after due inquiry, knowledge of any fact, event, circumstance, situation or condition which could reasonably be expected to result in any action, proceeding, investigation, charge, claim, report, notice, or penalty being filed, commenced, threatened or imposed against any of them relating to any violation of or failure to comply with any Anti-Terrorism Law; (4) none of the Sublandlord Parties is a “Prohibited Person”. As used in this Sublease, “Prohibited Person” shall mean any (1) person or entity who is on the OFAC List or any “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “blocked person,” or “specially designated narcotics trafficker,” within the definitions set forth in the Foreign Assets Control Regulations of the United States Treasury Department, 31 C.F.R., Subtitle B, Chapter V, as amended; (2) any government or entity against whom the United States maintains economic or other sanctions or embargoes under the Regulations of the United States Treasury Department,

31 C.F.R., Subtitle B, Chapter V, or the Export Administration Regulations of the United States Department of Commerce, 15 C.F.R. Subtitle B, Chapter VII, Subchapter C, each as amended, including, but not limited to, the “Government of Burma,” the “Government of Sudan,” the “Taliban,” and the “Government of Iran,” and person acting on behalf of such government or entity; (3) person or entity who is listed in the Annex to or is otherwise within the scope of Executive Order 13224 - Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001; or (4) person or entity subject to additional restrictions imposed by any of the following statutes or Regulations and Executive Orders issued thereunder: the Trading with the Enemy Act, 50 U.S.C. Appendix, §§ 1 et seq.; the Iraq Sanctions Act, §§ 586 et seq. of Pub. L. 101-513, 104 Stat. 2047; the National Emergencies Act, 50 U.S.C. §§ 1601 et seq.; the Anti-Terrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214; the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq.; the United Nations Participation Act, 22 U.S.C. § 287c; the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9; the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507; the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq.; the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541; the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq.; the Cuban Liberty and Democratic Solidarity Act, Pub. L. 104-114, 22 U.S.C. §§ 6021 et seq.; the Clean Diamonds Trade Act, Pub. L. 108-19, 117 Stat. 631; the Burmese Freedom and Democracy Act, Pub. L. 108-61, 117 Stat. 864; the Foreign Operations, Export Financing and Related Programs Appropriations Act of 1997, § 570 of Pub. L. 104-208, 110 Stat. 3009; the Trade Sanctions Reform and Enhancement Act of 2000, Title IX of Pub. L. 106-387, 114 Stat. 1549; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, 115 Stat. 272; or any other law of similar import as to any non-U.S. country, as each such Act or law has been or may be amended, adjusted, modified, or reviewed from time to time. Sublandlord covenants that it shall not knowingly (1) conduct any business or transaction or make or receive any contribution of funds, goods or services in violation of any Anti-Terrorism Law or (2) engage in or conspire to engage in any transaction that evades or avoids, has the purpose of evading or avoiding or attempts to violate any of the prohibitions of any Anti-Terrorism Law. Sublandlord agrees promptly to deliver to Subtenant any certification or other reasonable evidence requested from time to time by Subtenant, in its reasonable discretion, confirming Sublandlord’s compliance with the foregoing requirements.

(b)    Subtenant represents and warrants to Sublandlord that (1) neither Subtenant, its constituents or affiliates, nor any of their respective agents (collectively, “Subtenant Parties”) are in violation of any Anti-Terrorism Law and (2) no Subtenant Party is a Prohibited Person. Subtenant covenants that it shall not knowingly (1) conduct any business or transaction or make or receive any contribution of funds, goods or services in violation of any Anti-Terrorism Law or (2) engage in or conspire to engage in any transaction that evades or avoids, has the purpose of evading or avoiding or attempts to violate any of the prohibitions of any Anti-Terrorism Law. Subtenant agrees promptly to deliver to Sublandlord any certification or other reasonable evidence requested from time to time by Sublandlord, in its reasonable discretion, confirming Subtenant’s compliance with the foregoing requirements.

30.    Miscellaneous. This Sublease is made in the State of New York and shall be governed by and construed under the laws thereof. This Sublease supersedes any and all other or prior understandings, agreements, covenants, promises, representations or warranties of or between the parties (which are fully merged herein) with respect to the Sublease Premises and the subject matter hereof. The headings in this Sublease are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Sublease shall not be binding upon either party for any purpose whatsoever unless and until Sublandlord has delivered to Subtenant a fully executed copy hereof.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Sublease as of the day and year first written above.

Sublandlord:

IMCLONE SYSTEMS LLC,
a Delaware limited liability company

By:	/s/ Stephen L. Van Soelen
Name: Stephen L. Van Soelen
Title: Senior Director, Strategic Real Estate

Subtenant:

MEIRAGTX, LLC,
a Delaware limited liability company

By:	/s/ Richard Giroux
Name: Richard Giroux
Title: Chief Financial Officer

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